Alaska Air Group Announces Leadership Succession Plan

Ben Minicucci to become Chief Executive Officer on March 31, 2021;
Brad Tilden to continue as Board Chair
SEATTLE, November 9, 2020 – Alaska Air Group’s board of directors announced today that Brad Tilden will retire as chief executive officer on March 31, 2021, and Ben Minicucci, president of Alaska Airlines and a member of the Alaska Air Group board, will succeed him. Tilden will continue to serve as Alaska’s board chair.
“We are through the initial phases of our coronavirus response, and Alaska is on a solid trajectory,” said Tilden. “Now is the time to position Alaska for future growth, and now is the time to move forward with this long-planned transition. Ben has proven himself over a long career as a person who cares passionately about our people and our culture, as a leader who builds strong teams and produces results, and as a person who will work tirelessly to push this great company forward. He has earned this role, and I look forward to supporting him as board chair.”
"This announcement is the culmination of a multi-year succession planning process,” said Patricia Bedient, Alaska Air Group lead independent director. “The board has complete confidence in Ben’s ability to lead Alaska to great success in the years to come. We are also grateful to Brad for his outstanding leadership during his eight years as CEO. With Ben as CEO and Brad continuing as chair, Alaska’s future is bright.”
“I am honored and humbled by this incredible opportunity, and profoundly grateful for Brad’s leadership and partnership,” said Minicucci. “Our company is built on the strength of its people and our values, and I am so proud of who we are and all we have accomplished. The way in which our employees have navigated through challenges is truly inspiring – and the last nine months is no exception. I’m excited and optimistic about our future as we continue this journey together.”
During Minicucci’s 16-year career with Alaska, he has contributed in various roles of increasing responsibility. In 2016, he became president of Alaska Airlines and he was also named CEO of Virgin America upon Alaska’s acquisition of the airline. From 2009-2016, he served as executive vice president and chief operating officer where he directed the implementation of a customer service guiding framework which empowers employees to deliver personal and kind-hearted experiences to guests. He also held the role of vice president of Seattle operations (2007-2009)

where he dramatically increased Alaska’s on-time performance and reliability. Minicucci joined Alaska in 2004 as staff vice president of maintenance. He holds a master’s degree in mechanical engineering from the Royal Military College of Canada and served in the Canadian Armed Forces for 14 years. He has two children and lives in Issaquah, Washington.
Alaska Air Group is the holding company for Alaska Airlines, the fifth largest U.S. passenger airline, and regional carrier Horizon Air.
About Alaska Air Group
Alaska Airlines and its regional partners serve more than 115 destinations across the United States and North America. The airline provides essential air service for our guests along with moving crucial cargo shipments, while emphasizing Next-Level Care. Alaska is known for low fares, award-winning customer service and sustainability efforts. Guests can earn and redeem miles on flights to more than 800 destinations worldwide with Alaska and its Global Partners. On March 31, 2021, Alaska will officially become a member of the oneworld global alliance. Learn more about Alaska at newsroom.alaskaair.com and blog.alaskaair.com. Alaska Airlines and Horizon Air are subsidiaries of Alaska Air Group (NYSE: ALK).